Exhibit 99.2

LETTER OF CONSENT

“We hereby consent to the reference to, and attachment of, our report dated March 14, 2010, relating to the investigation and valuation of the intangible assets of Nilimedix Ltd. And Sindolor Medical Ltd., in and to the registration statement on Form F-1 of D. Medical Industries Ltd.”

Sincerely yours,

BDO Ziv Haft Consulting and Management Ltd.

May 11, 2009

Tel-Aviv, Israel